Exhibit 99.1

July 28, 2006

Mr. David K. Kopperud

Peoples State Bank

1905 W. Stewart Avenue

Wausau, WI  54401

Dear Dave:

This letter sets forth the understanding reached by you and the Board of Directors concerning your continued employment by Peoples State Bank (the “Bank”) and service on the boards of directors of the Bank and the holding company.  The elements of that understanding are set forth below.

1.

The employment agreement between you and the Bank dated January 1, 2003 and amended April 13, 2005 (your “Prior Agreement”) is terminated effective as of July 1, 2006.

2.

For the period beginning July 1, 2006 and ending on December 31, 2006, you will perform such duties as the Board deems appropriate to facilitate the transition of your replacement as President and CEO and to maintain the Bank’s relationships with significant customers.  During this period, you will provide forty (40) hours of service per week to the Bank and will continue to be compensated on the same basis and continue to be eligible for the same benefits as were in effect under your Prior Agreement.  Acknowledging that you are entitled to twenty-six (26) personal days per year, and had used fifteen (15) of those prior to July 1, 2006, you will be entitled to eleven (11) personal days from July 1 through the balance of 2006.

3.

You will continue to be employed by the Bank during 2007 at a salary to be determined by the Board of Directors in December, 2006 in connection with its annual review of personnel matters.  During 2007, you will be entitled to participate in the Bank’s health and welfare benefits plans and its 401(k) plan on the same basis as other employees.  You will be expected to work on a basis of thirty-two (32) hours per week and perform such duties as the Board may direct, and your personal days will be determined by the Board of Directors.

4.

For so long as you continue to serve the Bank under this agreement, you will continue to serve as a director of the Bank and will be nominated by the Board of Directors of PSB Holdings, Inc. for reelection to that board.

5.

Your employment may be terminated by you at any time.  The Bank may terminate your employment for “cause” as defined in your Prior Agreement at any time.  You and the Board have agreed to discuss your continued role after 2007, but neither you nor the Bank has any employment obligation with respect to the period after 2007.

We are pleased that we have reached an agreement that allows you to meet your personal goals and assist the Bank in its management transition.  Please indicate your agreement with the elements of your agreement with the Board as described above by signing and returning the enclosed copy of this letter.

Very truly yours,

PATRICK L. CROOKS

Patrick L. Crooks

Chairman of the Board

I hereby acknowledge and agree to the above terms of my employment by Peoples State Bank.

August 3, 2006

DAVID K. KOPPERUD

David K. Kopperud

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